Exhibit 10(ll)

Joel D. Kaplan

Employment Arrangement

On October 19, 2009, Joel D. Kaplan was hired as the new Executive Vice President for Public Policy and External Affairs of Energy Future Holdings Corp. (the “Company”). In connection with his employment, the Company entered into an employment arrangement with Mr. Kaplan. As compensation for his services, Mr. Kaplan will be paid an annual base salary equal to $450,000 with the ability to earn an annual cash bonus equal to 70% of his base salary if he achieves certain annual performance targets established by the Board of Directors of the Company (the “Board”). Such annual cash bonus may be increased to an amount equal to 200% of his base salary based on achievement of certain superior annual performance targets established by the Board. The Company will also pay Mr. Kaplan a commuting allowance of $8,333 per month for the first two years of his employment with the Company. The employment arrangement also entitles Mr. Kaplan to receive other forms of customary compensation such as certain health and welfare benefits, certain perquisites and reimbursement of certain business expenses.

In addition, Mr. Kaplan received a grant of stock options under the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and Affiliates (Stock Option Plan) at a strike price of $3.50 per share. 1,125,000 of Mr. Kaplan’s new stock options are time-vested options that will vest 20% per year over a five-year period beginning October 29, 2009 and 375,000 are performance vesting options, which vest in 20% increments on each of the first five anniversaries of December 31, 2009, subject to the Company’s achievement of the annual management EBITDA target for the given fiscal year (or certain cumulative performance targets) as detailed in the stock option agreements.

Mr. Kaplan’s employment arrangement includes customary non-compete and non-solicitation provisions that generally restrict Mr. Kaplan’s ability to compete with the Company or solicit its customers or employees for his own personal benefit during the term of the employment agreement and 18 months after the employment arrangement expires or is terminated.